EXHIBIT 99.1

Steel Partners Holdings L.P. Reports Third Quarter Financial Results and Outlook;
Board Authorizes Increase in Buy-Back Program of Up to One Million Additional Units

NEW YORK, N.Y., November 1, 2018 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced operating results for the third quarter and nine months ended September 30, 2018. For a full discussion of the results, please see the Company's Form 10-Q as filed with the U.S. Securities and Exchange Commission, which can be found at www.steelpartners.com.

Revenue for the 2018 third quarter increased to $405.3 million from $355.0 million for the same period in 2017. Loss before income taxes and equity method investments was $7.7 million for the third quarter of 2018, compared with income of $18.5 million in the comparable 2017 period. Net loss attributable to the Company's common unitholders for the 2018 third quarter was $6.1 million, or $0.23 per diluted common unit, compared with net income of $7.0 million, or $0.27 per diluted common unit, for the same period in 2017.

Revenue for the nine months ended September 30, 2018 increased to $1.21 billion from $1.04 billion for the same period in 2017. Income before income taxes and equity method investments was $2.4 million for the nine months ended September 30, 2018, compared with $42.0 million in the comparable 2017 period. Net loss attributable to the Company's common unitholders for the nine months ended September 30, 2018 was $2.1 million, or $0.08 per diluted common unit, compared with net income of $14.2 million, or $0.54 per diluted common unit, for the same period in 2017.

The Company generated a 3.7% increase in Adjusted EBITDA for the third quarter of 2018 to $46.3 million from $44.6 million for the same period in 2017 and generated a 15.8% increase in Adjusted EBITDA for the nine months ended September 30, 2018 to $145.1 million from $125.3 million for the same period in 2017.

Results for the three and nine months ended September 30, 2018, and the comparable periods in 2017, include certain significant acquisition and integration-related costs associated with the Company's recently completed transactions, as well as other non-cash income or loss from associated companies and other investments held at fair value, net of taxes, which are allocated by segment. The 2017 nine-month period reflects an accrual for incentive unit expense of $3.9 million based on an increase in the market price of the Company's common units. No comparable expense was recorded in the 2018 period.

"While solid growth continued, with revenue for the third quarter and year-to-date period achieving record highs, results for the quarter were impacted by continued investments and facility consolidation initiatives that we believe will provide measurable operational efficiencies in the future, and by certain external factors," said Warren Lichtenstein, Executive Chairman of Steel Partners. "During the quarter, we completed three information systems implementations, reduced the manufacturing footprint of our packaging business, and invested in attractive capital projects. Externally, while recently imposed tariffs were largely offset by price increases, our information systems implementations caused some unexpected shipping delays, and we are experiencing higher workforce retention costs in certain operating units and softness in our packaging business.

"On a positive note, each of our three business segments experienced organic revenue growth during the third quarter and year-to-date. This is a healthy sign, as we move forward with a dedicated global team to build our company for the long-term and add value for our investors," Lichtenstein added. "Going forward, our emphasis will be on addressing operating issues and pursuing organic growth opportunities within our existing portfolio, and continuing to repurchase SPLP units through our recently expanded buy-back program, which has been increased to allow the repurchase of an additional one million units."

Based on current information and the Company's performance for the first nine months of 2018, Steel Partners revised its expected full year 2018 revenues downward to a range of $1.5 billion to $1.6 billion, which will compare with $1.4 billion reported for the full 2017 year, and adjusted EBITDA to an expected range of $180 million and $188 million, versus $164 million achieved a year ago.

Expanded Unit Buy-Back Program

Steel Partners also announced that its Board of Directors has authorized an increase of an additional one million units in the Company's previously announced common unit buy-back program, which previously authorized the repurchase of two million common units in open market or negotiated transactions from time to time. Through September 30, 2018, Steel Partners has completed purchases of 1,083,457 of its common units under this buy-back program.

(Financial Tables on Following Pages)

Financial Summary

(in thousands, except per common unit)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$405,319	$355,040	$1,206,001	$1,036,750
Costs and expenses, excluding realized and unrealized losses (gains) on securities	390,589	336,956	1,155,560	995,587
Realized and unrealized losses (gains) on securities, net	22,416	(402)	48,029	(835)
Total costs and expenses	413,005	336,554	1,203,589	994,752
(Loss) income before income taxes and equity method investments	(7,686)	18,486	2,412	41,998
Income tax provision	104	9,913	9,040	27,175
Income of associated companies, net of taxes	(1,599)	(2,332)	(5,141)	(8,702)
Net (loss) income	(6,191)	10,905	(1,487)	23,525
Net loss (income) attributable to noncontrolling interests in consolidated entities	96	(3,892)	(644)	(9,341)
Net (loss) income attributable to common unitholders	$(6,095)	$7,013	$(2,131)	$14,184

Net (loss) income per common unit - basic	$(0.23)	$0.27	$(0.08)	$0.54
Net (loss) income per common unit - diluted	$(0.23)	$0.27	$(0.08)	$0.54
Capital expenditures	$11,618	$12,925	$33,597	$37,915

Balance Sheet Data

(in thousands, except common and preferred units)	September 30,	December 31,
	2018	2017
Cash and cash equivalents	$289,016	$418,755
WebBank cash and cash equivalents	247,299	303,883
Cash and cash equivalents, excluding WebBank	41,717	114,872
Marketable securities	3,182	58,313
Long-term investments	289,866	236,144
Total debt	483,281	414,667
Preferred unit liability	179,175	176,512
Common units outstanding	25,782,401	26,348,420
Preferred units outstanding	7,927,288	7,952,660

Supplemental Non-GAAP Disclosures

Adjusted EBITDA Reconciliation:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net (loss) income	$(6,191)	$10,905	$(1,487)	$23,525
Income tax provision	104	9,913	9,040	27,175
(Loss) income before income taxes	(6,087)	20,818	7,553	50,700
Add (Deduct):
Income of associated companies, net of taxes	(1,599)	(2,332)	(5,141)	(8,702)
Realized and unrealized losses (gains) on securities, net	22,416	(402)	48,029	(835)
Interest expense	10,615	5,147	28,314	14,446
Depreciation	14,020	11,346	37,168	31,517
Amortization	7,591	7,159	22,764	22,696
Non-cash pension expense	309	673	2,089	3,860
Non-cash equity-based compensation	137	(724)	507	5,696
Amortization of fair value adjustments to acquisition-date inventories	—	—	891	—
Other items, net	(1,119)	2,938	2,946	5,949
Adjusted EBITDA	$46,283	$44,623	$145,120	$125,327

Segment Results

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Diversified industrial	$322,571	$295,485	$988,587	$879,515
Energy	50,343	37,959	134,008	99,310
Financial services	32,405	21,596	83,406	57,925
Total revenue	$405,319	$355,040	$1,206,001	$1,036,750

Income (loss) before income taxes:
Diversified industrial	$10,768	$17,189	$48,260	$46,988
Energy	292	(3,677)	(4,679)	(12,959)
Financial services	13,923	9,669	35,533	28,136
Corporate and other	(31,070)	(2,363)	(71,561)	(11,465)
(Loss) income before income taxes	(6,087)	20,818	7,553	50,700
Income tax provision	104	9,913	9,040	27,175
Net (loss) income	$(6,191)	$10,905	$(1,487)	$23,525

(Loss) income of associated companies, net of taxes:
Energy	$(339)	$(318)	$319	$1,952
Corporate and other	1,938	2,650	4,822	6,750
Total	$1,599	$2,332	$5,141	$8,702

Segment depreciation and amortization:
Diversified industrial	$16,370	$12,615	$44,320	$38,114
Energy	5,107	5,782	15,212	15,753
Financial services	102	72	303	212
Corporate and other	32	36	97	134
Total depreciation and amortization	$21,611	$18,505	$59,932	$54,213

Segment Adjusted EBITDA:
Diversified industrial	$31,902	$35,461	$109,407	$102,545
Energy	4,020	2,901	9,404	3,576
Financial services	14,050	10,152	36,989	28,399
Corporate and other	(3,689)	(3,891)	(10,680)	(9,193)
Total Adjusted EBITDA	$46,283	$44,623	$145,120	$125,327

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the U.S. Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about SPLP, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on investments and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or loss, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•	Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;

•	Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing SPLP.

The Company reconciles Adjusted EBITDA to net income or loss, which does not include amounts reported under U.S. GAAP related to noncontrolling interests in consolidated entities, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, except for changes made in accordance with the new accounting pronouncements adopted January 1, 2018, as discussed in Note 1 - "Nature of the Business and Basis of Presentation" and Note 2 - "Revenues" to the Company's Form 10-Q filed with the SEC.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2018 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, the possible volatility of the Company's common or preferred unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2017, for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Investor contact:    PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com